Exhibit 10.1
2024 Performance Section 16 Officers

RADIAN GROUP INC.
2021 EQUITY COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT
(LTI BOOK VALUE WITH RELATIVE TSR MODIFIER)

TERMS AND CONDITIONS

These Terms and Conditions (“Terms and Conditions”) are part of the Performance-Based Restricted Stock Unit Grant made as of May 22, 2024 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to #ParticipantName#, an employee of the Company (the “Grantee”).
RECITALS
WHEREAS, the Radian Group Inc. 2021 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan;
WHEREAS, the Restricted Stock Units granted pursuant to these Terms and Conditions shall vest based on the attainment of LTI Performance (as defined below) and continued employment; and
WHEREAS, the applicable provisions of the Plan are incorporated into these Terms and Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
•1.    Grant of Performance-Based Restricted Stock Units. The Company hereby awards to the Grantee #QuantityGranted# Restricted Stock Units (hereinafter, the “Target Award”), subject to the vesting and other conditions of these Terms and Conditions. Payment of the Restricted Stock Units will be based on performance against the metrics set forth in Schedule A (the “LTI Performance”) and, except as otherwise provided herein, continued employment.
•2.    Vesting.
◦(a)    General Vesting Terms. Except as set forth in Sections 2(d) and 2(e) below, the Grantee shall vest in a number of Restricted Stock Units with respect to the Target Award based on the LTI Performance as of the end of the performance period, provided that, except as set forth in Sections 2(b) and 2(c) below, the Grantee remains employed by the

Company or a Subsidiary through May 15, 2027 (the “Vesting Date”). The performance period is the period beginning on April 1, 2024 and ending on March 31, 2027 (the “Performance Period”). Except as specifically provided below in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Grantee’s employment prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date. Except as provided in Sections 2(d) and 2(e) below, any Restricted Stock Units that have not vested at the end of the Performance Period will be immediately forfeited.
◦(b)    Retirement.
▪(i)    If the Grantee terminates employment prior to the Vesting Date on account of the Grantee’s Retirement, the Grantee will not forfeit the Restricted Stock Units upon Retirement, and the Restricted Stock Units will vest on the Vesting Date based on the LTI Performance through the end of the Performance Period, except as provided in Sections 2(d) and 2(e) below.
▪(ii)    For purposes of these Terms and Conditions, “Retirement” shall mean the Grantee’s separation from service from the Company and its Subsidiaries, other than on account of Cause (as defined below), death or Disability (as defined below), (A) following the Grantee’s attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (B) following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company or a Subsidiary.
▪(iii)    For purposes of these Terms and Conditions, “Cause” shall mean the Grantee’s (A) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (B) fraud, dishonesty, theft, or misappropriation of funds in connection with the Grantee’s duties with the Company and its Subsidiaries, (C) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time, (D) gross negligence or willful misconduct in the performance of the Grantee’s duties with the Company and its Subsidiaries, or (E) a breach of any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an Affiliate, in each case as determined in the sole discretion of the Committee. In the event that the Committee determines that the Grantee engaged in any of the foregoing activities that are grounds for termination for Cause at any time, the Committee may determine that the Grantee’s termination of employment was a termination for Cause, even if not so designated at the date of termination.
◦(c)    Involuntary Termination.
▪(i)    Except as provided in Sections 2(d) and 2(e) below, if the Grantee incurs an Involuntary Termination during the period beginning six months after the Grant Date and ending six months prior to the Vesting Date, then on the Vesting Date the Grantee will vest in a number of Restricted Stock Units with respect to the Pro-Rata Target Award (as defined below), based on the LTI Performance through the end of the Performance Period. For purposes of these Terms and Conditions, “Pro-Rata Target Award” shall mean a pro-rated portion of the Restricted Stock Units, which shall be determined by multiplying the number of Restricted Stock Units in the Target Award by a fraction, the numerator of which is the number of months that elapsed during the period beginning on the Grant Date and ending on the Grantee’s termination date (with a partial month counting as a whole month for this purpose), and the denominator of which is 36. Except as provided in Sections 2(d) and 2(e) below, if the Grantee incurs an Involuntary Termination during the six-month period following the Grant Date, the Grantee’s Restricted Stock Units will be forfeited.
▪(ii)    Except as provided in Sections 2(d) and 2(e) below, if the Grantee incurs an Involuntary Termination during the six-month period immediately prior to the Vesting Date, the Grantee’s Restricted Stock Units will vest on the Vesting Date without proration, based on the LTI Performance through the end of the Performance Period.
▪(iii)    For purposes of these Terms and Conditions, the term “Involuntary Termination” shall mean the Grantee’s separation from service from the Company and its Subsidiaries on account of a termination by the Company or a Subsidiary without Cause, other than on account of Retirement, death or Disability, provided the Grantee signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company or Subsidiary, as applicable. A termination by the Grantee for Good Reason under the Grantee’s executive severance agreement shall be deemed to be an Involuntary Termination. For purposes of these Terms and Conditions, “Good Reason” shall have the meaning assigned to it in the Grantee’s executive severance agreement.
◦(d)    Death or Disability. In the event of the Grantee’s death or Disability while employed by the Company or a Subsidiary prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level (or, if a Change of Control has occurred, at the CoC Performance Level (as described in Section 6 of Schedule A)) on the date of the Grantee’s death or Disability, as applicable. If, following the Grantee’s termination of employment due to Retirement, or due to Involuntary Termination after the six month period following the Grant Date, the Grantee dies prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level (or, if a Change of Control has occurred, at the CoC Performance Level) on the date of the Grantee’s death; provided that if the termination of employment was due to Involuntary Termination during the period beginning six months after the Grant Date and ending six months prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Pro-Rata Target Award level (or, if a Change of Control has occurred, the Pro-Rata Target Award will vest at the CoC Performance Level) on the date of the Grantee’s death. For purposes of these Terms and Conditions, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company or a Subsidiary, as applicable, and that meets the requirements of a disability under section 409A of the Code, provided that the Grantee completes 30 days of active service with the Company at any time after the Grant Date and prior to the Vesting Date. The date of Disability for purposes of these Terms and Conditions is the date on which the Grantee commences to receive such long-term disability benefits. In the event that the Grantee is not in active service on the Grant Date (for example, on account of short-term disability) and the Grantee does not return to the Company and complete 30 days of active service with the Company prior to the Vesting Date, the award will be forfeited.
◦(e)    Change of Control.
▪(i)    If a Change of Control occurs prior to the Vesting Date, the Restricted Stock Units will vest at the CoC Performance Level on the Vesting Date, provided that, except as set forth in subsections (ii) and (iii) below, the Grantee remains employed by the Company or a Subsidiary through the Vesting Date.
▪(ii)    If, prior to the Vesting Date, a Change of Control occurs and the Grantee’s employment is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest at the CoC Performance Level as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control). If the Grantee’s employment terminates on account of an Involuntary Termination as described in Section 2(c) (other than an Involuntary Termination within six months following the Grant Date) more than 90 days before the Change of Control, and a Change of Control subsequently occurs prior to the Vesting Date, then on the date of the Change of Control, the Grantee will vest in a Pro-Rata Target Award based on performance at the CoC Performance Level on the date of the Change of Control; provided that if Section 2(c)(ii) applies, the Grantee will vest in the Restricted Stock Units at the CoC Performance Level and no pro-ration will apply.
▪(iii)    If the Grantee’s employment terminates on account of Retirement before a Change of Control, and a Change of Control subsequently occurs prior to the Vesting Date, the outstanding Restricted Stock Units will vest on the date of the Change of Control at the CoC Performance Level. If the Grantee’s employment terminates on account of Retirement on or after a Change of Control, the Restricted Stock Units will vest at the CoC Performance Level on the Grantee’s Retirement date.
◦(f)    Cause. Notwithstanding anything in these Terms and Conditions to the contrary, in the event the Grantee’s employment is terminated by the Company or a Subsidiary for Cause, all outstanding Restricted Stock Units held by the Grantee shall immediately terminate and be of no further force or effect.
◦(g)    Other Termination. Except as provided in Sections 2(b), 2(c), 2(d) and 2(e), in the event of a termination of employment, the Grantee will forfeit all unvested Restricted Stock Units. Except as provided in Section 2(b), 2(c) or 2(e), no Restricted Stock Units will vest after the Grantee’s employment with the Company or a Subsidiary has terminated for any reason.

•3.    Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.
•4.    Dividend Equivalents.
•    Dividend equivalents shall accrue with respect to the Grantee’s Restricted Stock Units and shall be payable after vesting of the underlying Restricted Stock Units, as described below. Dividend equivalents shall be credited on the Restricted Stock Units as of the dividend record date with respect to shares of Common Stock from the Grant Date until the payment date for the Restricted Stock Units. The Company will keep records of dividend equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Accrued dividend equivalents on vested Restricted Stock Units shall be paid in cash within 90 days after the Vesting Date or, if earlier, on the payment date for the Restricted Stock Units under Section 5(b). Any dividend equivalents that accrue with respect to vested Restricted Stock Units during the period after the Vesting Date and before the date on which the Restricted Stock Units are paid as described in Section 5 shall be paid in cash upon the payment date for the applicable dividend on shares of Common Stock. If and to the extent that the underlying Restricted Stock Units are forfeited, all related dividend equivalents shall also be forfeited. For the avoidance of doubt, if the Grantee elects to defer payment of the Restricted Stock Units under a Company deferred compensation plan, the payment date for accrued dividend equivalents will be determined based on the terms of the applicable deferred compensation plan.
•5.    Conversion of Restricted Stock Units.
◦(a)    Except as otherwise provided in this Section 5, if the Restricted Stock Units vest in accordance with these Terms and Conditions, the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 90 days after the one-year anniversary of the Vesting Date (the one-year anniversary of the Vesting Date is referred to as the “Distribution Date”).
◦(b)    The vested Restricted Stock Units shall be paid earlier than the Distribution Date in the following circumstances:
▪(i)    If (A) the Restricted Stock Units vest in accordance with Section 2(d) (the Grantee’s death or Disability), or (B) the Grantee dies or incurs a Disability after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death or Disability, as applicable.
▪(ii)    If the Grantee’s employment terminates in accordance with Section 2(e)(ii) or 2(e)(iii) and a Change of Control subsequently occurs before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Change of Control.

▪(iii)    If the Grantee’s employment terminates in accordance with Section 2(e)(ii) or 2(e)(iii) upon or after a Change of Control that occurs before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s separation from service with the Company and its Subsidiaries.
▪(iv)    Notwithstanding subsections (ii) and (iii), if the Change of Control is not a “change in control event” under section 409A of the Code, and if required by section 409A of the Code, payment will not be made on the dates described in subsections (ii) and (iii) and, instead, will be made within 90 days after the Distribution Date. In addition, if required by section 409A of the Code, if the separation from service described in subsection (iii) does not occur within two years after a Change of Control that is a “change in control event” under section 409A of the Code, payment will instead be made within 90 days after the Distribution Date.
◦(c)    On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in whole shares of Common Stock of the Company equal to the number of vested Restricted Stock Units, subject to (i) the limitation of subsection (d) below, (ii) compliance with the six-month delay described in Section 17 below, if applicable, and (iii) the payment of any federal, state, local or foreign withholding taxes as described in Section 13 below, and subject to compliance with the restrictive covenants in Section 7 below. The obligation of the Company to distribute shares shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 15 below.
◦(d)    For the avoidance of doubt, the Grantee will forfeit all Restricted Stock Units if the Grantee’s employment is terminated for Cause prior to the Distribution Date or other applicable payment date under this Section 5.
◦(e)    Notwithstanding the foregoing, if the Grantee elects to defer payment of the Restricted Stock Units under the Company’s applicable deferred compensation plan, payment shall be made in the form and at the time specified under such plan.
•6.    Certain Corporate Changes.
If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under these Terms and Conditions, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee, the maximum number of shares for which the Restricted Stock Units may vest, the share price or class of Common Stock for purposes of the applicable performance goals, in each case, as appropriate to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.
•7.    Restrictive Covenants.
◦(a)    The Grantee acknowledges and agrees that, during and after the Grantee’s employment with the Company or any of its Affiliates, the Grantee will be subject to, and will comply with, the applicable confidentiality and other terms specified in the Company’s Code of Conduct and Ethics, including terms applicable to former employees. A copy of the Code of Conduct and Ethics has been provided to the Grantee and can be accessed on the Company’s intranet. The Code of Conduct and Ethics, including any future revisions to the Code of Conduct and Ethics, are incorporated into and made a part of these Terms and Conditions as if fully set forth herein.
◦(b)    The Grantee acknowledges that the Grantee’s relationship with the Company and its Affiliates is one of confidence and trust such that the Grantee is, and may in the future be, privy to and/or the Grantee will develop Confidential Information and Trade Secrets of the Company or any of its Affiliates. Subject to the provisions of subsection (j), the Grantee agrees that, at all times during the Grantee’s employment and after the Grantee’s employment with the Company or any of its Affiliates terminates for any reason, whether by the Grantee or by the Company or any of its Affiliates, the Grantee will hold in strictest confidence and will not disclose, use, or publish any Confidential Information and Trade Secrets, except as and only to the extent such disclosure, use, or publication is required during the Grantee’s employment with the Company or any of its Affiliates for the Grantee to fulfill the Grantee’s job duties and responsibilities to the Company or any of its Affiliates. At all times during the Grantee’s employment and after the Grantee’s termination of employment, the Grantee agrees that the Grantee shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information and Trade Secrets. The Grantee hereby assigns to the Company any rights the Grantee may have or acquire in Confidential Information and Trade Secrets, whether developed by the Grantee or others, and the Grantee acknowledges and agrees that all Confidential Information and Trade Secrets shall be the sole property of the Company and its assigns. For purposes of these Terms and Conditions, “Confidential Information and Trade Secrets” shall mean information that the Company or any of its Affiliates owns or possesses, that the Company or any of its Affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or any of its Affiliates, that the Company or any of its Affiliates treat as proprietary, private, or confidential, and that is not generally known to the public.
◦(c)    The Grantee acknowledges and agrees that, during the Grantee’s employment with the Company or any of its Affiliates, and for the 12 month period immediately following the Grantee’s termination of employment for any reason, and subject to subsection (l) below (the “Restricted Period”), the Grantee will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity within the United States (the “Restricted Territory”) whose primary business involves or is related to providing any mortgage- or real estate-related service or product that, during the Grantee’s employment, the Company or any of its Affiliates provides or is actively engaged in developing through the use of Confidential Information and Trade Secrets; provided however, the foregoing restriction shall only apply to such service or product for which the Grantee has had access to Confidential Information and Trade Secrets or otherwise has had active involvement. The Grantee further agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company, the Restricted Territory is appropriate and reasonable.
◦Notwithstanding the foregoing, if the Grantee is employed: (i) in Louisiana or Nebraska, the Restricted Territory shall be limited to the geographic scope set forth respectively for Louisiana and Nebraska in Exhibit B of this Agreement; (ii) in California, Minnesota, Oklahoma, or in another jurisdiction where the foregoing restrictions in this subsection (c) may otherwise be prohibited by law, the foregoing restrictions in this subsection (c) shall not apply, and instead the Grantee acknowledges and agrees that during the Grantee’s employment with the Company or any of its Affiliates: (A) the Grantee will not engage (directly or indirectly) in any other employment or business activity within the United States whose primary business involves or is related to providing any mortgage-or real estate-related service or product that the Company or any of its Affiliates provides or is actively engaged in developing through the use of Confidential Information and Trade Secrets; provided however, the foregoing restriction shall only apply to such service or product for which the Grantee has had access to Confidential Information and Trade Secrets or otherwise has had active involvement, and (B) the Grantee will not, without the prior written consent of the Company or any of its Affiliates, engage (directly or indirectly) in any other employment or business activity that would tend to create an actual or apparent conflict of interest with the Company or any of its Affiliates, or undermine or interfere with the Grantee’s ability to devote the Grantee’s best efforts and to fulfill the full-time duties and responsibilities of the Grantee’s position with the Company or any of its Affiliates. The Grantee further agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company, a nationwide geographic scope is appropriate and reasonable.
◦(d)    The Grantee acknowledges and agrees that, during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its Affiliates, (ii) solicit or attempt to solicit any employee of the Company or any of its Affiliates to become an employee, consultant, or independent contractor to, for, or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its Affiliates to change or terminate his or her relationship with the Company or any of its Affiliates, unless in each case more than six months shall have elapsed between the last day of such person’s employment or service with the Company or any of its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Grantee, such hiring or solicitation shall be conclusively presumed to be a violation of these Terms and Conditions; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Grantee, or by a headhunter employed by such entity, which does not involve the Grantee, shall not be a violation of this subsection (d).

◦Notwithstanding the foregoing, if the Grantee is employed in a jurisdiction where the foregoing restrictions in this subsection (d) may otherwise be prohibited by law, the foregoing restrictions in this subsection (d) shall not apply, and instead the Grantee acknowledges and agrees that during the Grantee’s employment with the Company or any of its Affiliates, the Grantee shall not, directly or indirectly through others, solicit, encourage, or attempt to solicit or encourage any Service Provider to terminate or reduce the Service Provider’s relationship or business with the Company or any of its Affiliates. For the purpose of these Terms and Conditions, “Service Provider” means persons and entities who, during the Grantee’s employment with the Company or any of its Affiliates, were employees, consultants, vendors, or independent contractors of the Company or any of its Affiliates.
◦(e)    The Grantee covenants and agrees that, during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not, either directly or indirectly through others:
▪(i)    solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate, or do business with, any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination or any actively sought prospective customer of the Company or any of its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its Affiliates during the Grantee’s employment with the Company or any of its Affiliates; or
▪(ii)    encourage any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates.
▪Notwithstanding the foregoing, if the Grantee is employed: (A) in Louisiana, the foregoing restrictions in this subsection (e) shall be limited to customers or prospective customers located in the parishes, counties, and municipalities set forth in Exhibit B of this Agreement; (B) in Oklahoma, the foregoing restrictions in this subsection (e) shall not apply, and instead the Grantee acknowledges and agrees that during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not directly (i) solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination, for the purpose of providing such customer with services or products competitive with those offered by the Company or any of its Affiliates during the Grantee’s employment with the Company or any of its Affiliates; or (ii) encourage any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates; (C) in California, or in another jurisdiction where the foregoing restrictions in this subsection (e) may otherwise be prohibited by law, the foregoing restrictions in this Subsection (e) shall not apply, and instead the Grantee acknowledges and agrees that as part of the Grantee’s obligations under subsection (b) above, during the Grantee’s employment with the Company or any of its Affiliates and after the Grantee’s employment with the Company or any of its Affiliates terminates for any reason (whether by the Grantee or by the Company or any of its Affiliates), the Grantee shall not, either directly or indirectly through others, use or disclose any trade secrets included in Confidential Information and Trade Secrets in any effort to solicit, encourage, or attempt to solicit or encourage, any Company Customer to terminate, reduce, or forego that Company’s Customer’s relationship with the Company or any of its Affiliates. For purposes of these Terms and Conditions, “Company Customer” means any person or entity to whom the Company or any of its Affiliates provided goods or services at any time during the Grantee’s employment with the Company or any of its Affiliates.
◦(f)    The Grantee acknowledges and agrees that the business of the Company and its Affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company or any of its Affiliates at significant expense and effort, and that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company or any of its Affiliates.
◦(g)    The parties to these Terms and Conditions acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in this Section 7 will result in irreparable injury to the Company or any of its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in subsection (h) below) to seek to enforce this Section 7 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in this Section 7. The Grantee agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance, or other equitable relief, the Grantee will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable. Unless otherwise prohibited by applicable law, the Grantee irrevocably and unconditionally (i) agrees that any legal proceeding arising out of these Terms and Conditions shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New Castle County, Delaware, (ii) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Grantee also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.
◦(h)    The Grantee acknowledges and agrees that in the event the Grantee breaches any of the covenants or agreements contained in this Section 7 or the Grantee’s employment is terminated by the Company or an Affiliate for Cause, including a determination by the Committee that the Grantee has engaged in any activity, at any time, that would be grounds for termination of the Grantee’s employment for Cause:

◦    (i)    The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested, except as to the vested shares where forfeiture of vested shares is expressly prohibited by law), and the outstanding Restricted Stock Units shall immediately terminate, and
◦    (ii)    The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received upon settlement of the Restricted Stock Units, then the Committee may require the Grantee to pay to the Company, in cash, the Fair Market Value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this subsection (h)(ii) within (x) 180 days after the Committee’s discovery of the Grantee’s breach of any of the covenants or agreements contained in this Section 7 or (y) within 180 days after the later of (A) the Grantee’s termination of employment by the Company or an Affiliate for Cause, or (B) the Committee’s discovery of circumstances that, if known to the Committee, would have been grounds for termination for Cause; provided, however, that this right of recoupment shall not limit the Board’s recoupment authority under any applicable clawback or recoupment policy of the Board.
◦(i)    If any portion of the covenants or agreements contained in this Section 7, the specific forfeiture provisions related to vested shares, or the application thereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 7 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 7 shall survive the termination of the Grantee’s employment with the Company or any of its Affiliates and shall survive the termination of these Terms and Conditions.
◦(j)    Nothing in these Terms and Conditions, including any restrictions on the use of Confidential Information and Trade Secrets, shall prohibit or restrict the Grantee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Nor do these Terms and Conditions require the Grantee to obtain prior authorization from the Company before engaging in any conduct described in this subsection (j), or to notify the Company that the Grantee has engaged in any such conduct. To the extent permitted by law and except as provided above in this subsection (j), upon receipt of any subpoena, court order, or other legal process compelling the disclosure of Confidential Information and Trade Secrets, the Grantee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Nothing in these Terms and Conditions prevents California or Washington employees from discussing or disclosing information about unlawful acts, such as harassment or discrimination or any other conduct that they have reason to believe is unlawful. Moreover, nothing in this Section 7 or these Terms and Conditions generally is intended to limit the exercise of Employee’s rights under Section 7 of the National Labor Relations Act (“NLRA”) including communicating with others regarding Employee’s terms and conditions of employment.
◦(k)    Nothing in these Terms and Conditions shall be deemed to constitute the grant of any license or other right to the Grantee in respect of any Confidential Information and Trade Secrets or other data, tangible property, or intellectual property of the Company or any of its Affiliates.
◦(l)    Notwithstanding the foregoing, should the Grantee violate any of the restrictive covenants of these Terms and Conditions, then the period of the Grantee’s breach of such covenant (“Violation Period”) shall stop the running of the corresponding Restricted Period. Once the Grantee resumes compliance with the restrictive covenant, the Restricted Period applicable to such covenant shall be extended for a period equal to the Violation Period so that the Company enjoys the full benefit of the Grantee’s compliance with the restrictive covenant for the duration of the corresponding Restricted Period.
◦(m)    In the event of a conflict between the terms of the confidentiality, non-competition or non-solicitation covenants in this Section 7 and a confidentiality, non-competition or non-solicitation covenant in a prior stock option, restricted stock unit or other equity grant agreement between the Grantee and the Company, the confidentiality, non-competition and non-solicitation covenants in this Section 7 shall control as of the Grant Date.
•8.    No Stockholder Rights.
The Grantee has no voting rights and no other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units, except as otherwise provided in Section 4.
•9.    Retention Rights.
Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment or service at any time.
•10.    Cancellation or Amendment.
This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.
•11.    Notice.
Any notice to the Company provided for in these Terms and Conditions shall be addressed to it in care of the Corporate Secretary of the Company, 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of these Terms and Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.
•12.    Incorporation of Plan by Reference.
These Terms and Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under these Terms and Conditions constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Terms and Conditions, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087.
•13.    Income Taxes; Withholding Taxes.
The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to these Terms and Conditions. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company’s Common Stock to satisfy the federal (including FICA), state, local and foreign income and payroll tax withholding obligation on amounts payable in shares, in accordance with procedures authorized by the Committee and established by the Company.
•14.    Governing Law.
Where permissible by applicable law, the validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.
•15.    Grant Subject to Applicable Laws and Company Policies.
These Terms and Conditions shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall also be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in these Terms and Conditions to the contrary, the Plan, these Terms and Conditions, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify these Terms and Conditions and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.
•16.    Assignment.
These Terms and Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.
•17.    Section 409A.
This award of Restricted Stock Units is intended to be exempt from or comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in these Terms and Conditions to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a

“specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of these Terms and Conditions would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. If the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its Affiliates, and if payment with respect to the Restricted Stock Units that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.

By: /s/ Mary Dickerson
Name: Mary Dickerson
Title: Senior Executive Vice President, Chief People and Operating Officer
By electronically acknowledging and accepting this award of Restricted Stock Units following the date of the Company’s electronic notification to the Grantee, the Grantee (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read the Award Summary delivered in connection with this grant of Restricted Stock Units and these Terms and Conditions and understands the terms and conditions of them, (c) accepts the award of the Restricted Stock Units described in these Terms and Conditions, (d) agrees to be bound by the terms of the Plan and these Terms and Conditions, and (e) agrees that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Schedule A
•LTI Performance
•Vesting of the Restricted Stock Units will be based on the following performance results: (i) the Company’s cumulative growth in LTI Book Value per Share (as defined below) over the Performance Period and (ii) the Relative TSR Modifier (as defined below).
•1.    LTI Book Value per Share.
◦(a)    Except as set forth in Section 6 below, vesting of the Restricted Stock Units will be based on the Company’s cumulative growth in LTI Book Value per Share and the Company Absolute TSR (as defined below) as compared to the Average Peer Group TSR, in each case over the Performance Period beginning on April 1, 2024 and ending on March 31, 2027 as compared to the following reference points:

Cumulative Growth in LTI Book Value per Share(1)	BV Payout Percentage(1) (Percentage of Target Award)
Maximum (45%)	200%
Target (30%)	100%
Threshold (≤15%)(2)	0%
•
•(1) If the Company’s cumulative growth in LTI Book Value per Share falls between two referenced percentages, the BV Payout Percentage will be interpolated. Cumulative growth in LTI Book Value per Share will be calculated by dividing the LTI Book Value per Share on the last day of the Performance Period (or the projected LTI Book Value per Share in the case of a Change of Control, as described below), by the LTI Book Value per Share on the first day of the Performance Period, expressed as a percentage, minus 100%.
•
•(2) The LTI Book Value per Share at the beginning of the Performance Period (April 1, 2024) was $31.70. If the Company’s cumulative growth in LTI Book Value per Share is less than or equal to 15%, the BV Payout Percentage will be zero.
•
◦(b)    The Company’s “LTI Book Value per Share” is defined as: (i) Book Value adjusted to exclude (A) Accumulated Other Comprehensive Income and (B) the impact, if any, during the Performance Period (or through the end of the fiscal quarter immediately preceding the fiscal quarter in which the Change of Control occurs or the date of the Change of Control if the Change of Control occurs on the last day of a fiscal quarter, if applicable) from declared dividends on common shares and dividend equivalents on outstanding equity awards, divided by (ii) the basic shares of Common Stock of the Company outstanding as of the applicable measurement date. The LTI Book Value per Share shall be derived from the Company’s financial statements, prepared in accordance with GAAP, and the adjustments described above.

•2.    Calculation of TSR. At the end of the Performance Period, the TSR for the Company and for each company in the TSR Peer Group (as defined below) shall be calculated by dividing the Closing Average Share Value (as defined below) by the Opening Average Share Value (as defined below). The companies in the TSR Peer Group will be determined on the first day of the Performance Period for purposes of the TSR calculation and will be changed only in accordance with subsection (d) below. No company shall be added to the TSR Peer Group during the Performance Period for purposes of the TSR calculation.
◦(a)    The term “Closing Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the last day of the Performance Period (i.e., the 20 trading days ending on and including March 31, 2027), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 20-day period.
◦(b)    The term “Opening Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the day immediately prior to the first day of the Performance Period (i.e., the 20 trading days ending immediately prior to April 1, 2024), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading day during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (ii) average the amounts so determined for the 20-day period. The Opening Average Share Value is $31.33.
◦(c)    The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date. The calculations under this Schedule A shall include ex-dividend dates between and including March 1, 2024 and the trading day.
◦(d)    The term “TSR Peer Group” means the companies listed on Exhibit A and will be subject to change as follows:
▪(i)    In the event of a merger, acquisition or business combination transaction of a company in the TSR Peer Group in which the company in the TSR Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the TSR Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the TSR Peer Group.
▪(ii)    In the event of a merger, acquisition or business combination transaction of a company in the TSR Peer Group, a “going private” transaction or other event involving a company in the TSR Peer Group or the liquidation of a company in the TSR Peer Group, in each case where the company in the TSR Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the TSR Peer Group.
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▪(iii)    Notwithstanding the foregoing, in the event of a bankruptcy of a company in the TSR Peer Group where the company in the TSR Peer Group is not publicly traded at the end of the Performance Period, such company shall remain a company in the TSR Peer Group but shall be deemed to have a TSR of negative 100% (-100%).
•3.    Relative TSR Modifier. The results of the BV Payout Percentage, as described in Section 1 above, shall be modified by a Relative TSR Modifier (as defined below) to determine the actual number of Restricted Stock Units that vest. If the Relative TSR Modifier is zero, the Final Payout Percentage (as defined below) will be the BV Payout Percentage determined under Section 1 above.
◦(a)    A “Relative TSR Modifier” shall be calculated based on the Company’s cumulative three-year TSR for the Performance Period (“Company Absolute TSR”), as compared to a simple average TSR of the companies in the TSR Peer Group for the Performance Period (the “Average Peer Group TSR”), as follows:
▪(i)    If the Company Absolute TSR is higher than the Average Peer Group TSR by at least 0.5%, the applicable Relative TSR Modifier will be added to the BV Payout Percentage such that the BV Payout Percentage increases by 6.2% or 6.3%, as applicable, for every 2.5% by which the Company Absolute TSR exceeds the Average Peer Group TSR, as shown in the table below. Notwithstanding the forgoing, if the Company Absolute TSR is higher than the Average Peer Group TSR by at least 0.5%, but the Company Absolute TSR for the Performance Period is negative, the Relative TSR Modifier will be zero.
▪(ii)    If the Company Absolute TSR does not exceed the Average Peer Group TSR by at least 0.5%, the applicable Relative TSR Modifier will be deducted from the BV Payout Percentage such that the BV Payout Percentage will be reduced by 6.2% or 6.3%, as applicable, for every 2.5% by which the Company Absolute TSR is less than the Average Peer Group TSR, as shown in the table below.
▪(iii)    Straight-line interpolation will apply to performance levels between the performance levels illustrated in the table below:
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Company Absolute TSR vs. Average Peer Group TSR	Relative TSR Modifier
10.5%	25.0%
8.0%	18.8%
5.5%	12.5%
3.0%	6.3%
0.5%	0.0%
-2.0%	-6.3%
-4.5%	-12.5%
-7.0%	-18.8%
≤-9.5%	-25.0%
•
•4.    Final Payout Percentage. The actual number of Restricted Stock Units that vest with respect to the Performance Period (“Final Payout Percentage”) shall be determined by multiplying the Target Award by the BV Payout Percentage after adjustment by the Relative TSR Modifier. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to these Terms and Conditions exceed 200% of the Target Award.
•
•5.    General Vesting Terms. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with these Terms and Conditions shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.
•
•6.    Change of Control Vesting. If a Change of Control occurs prior to the end of the Performance Period, the Committee will calculate the “CoC Performance Level,” based on (a) the Company’s projected LTI Book Value per Share through the end of the Performance Period, projected as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the Change of Control occurs or the date of the Change of Control if the Change of Control occurs on the last day of a fiscal quarter, and (b) the Relative TSR Modifier based on the Company Absolute TSR as compared to the Average Peer Group TSR as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the Change of Control occurs or the date of the Change of Control if the Change of Control occurs on the last day of a fiscal quarter, in each case as determined in the sole discretion of the Committee. If a Change of Control occurs after the end of the Performance Period and before the Vesting Date, the CoC Performance Level will be calculated based on LTI Performance through the end of the Performance Period. Any Restricted Stock Units that do not vest at the CoC Performance Level shall be forfeited as of the date of the Change of Control.
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•EXHIBIT A
•
•TSR PEER GROUP
•
•Enact Holdings (ACT)
•
•Essent Group (ESNT)
•
•MGIC Investment Corporation (MTG)
•
•NMI Holdings (NMIH)
•

EXHIBIT B

RESTRICTED TERRITORY FOR GRANTEES EMPLOYED IN LOUISIANA

If the Grantee is employed in Louisiana, the Restricted Territory (as defined in the Agreement) shall be limited to the following parishes, counties, and cities:

    Acadia Parish, Allen Parish, Ascension Parish, Assumption Parish, Avoyelles Parish, Beauregard Parish, Bienville Parish, Bossier Parish, Caddo Parish, Calcasieu Parish, Caldwell Parish, Cameron Parish, Catahoula Parish, Claiborne Parish, Concordia Parish, De Soto Parish, East Baton Rouge Parish, East Carroll Parish, East Feliciana Parish, Evangeline Parish, Franklin Parish, Grant Parish, Iberia Parish, Iberville Parish, Jackson Parish, Jefferson Davis Parish, Jefferson Parish, La Salle Parish, Lafayette Parish, Lafourche Parish, Lincoln Parish, Livingston Parish, Madison Parish, Morehouse Parish, Natchitoches Parish, Orleans Parish, Ouachita Parish, Plaquemines Parish, Pointe Coupee Parish, Rapides Parish, Red River Parish, Richland Parish, Sabine Parish, St. Bernard Parish, St. Charles Parish, St. Helena Parish, St. James Parish, St. John The Baptist Parish, St. Landry Parish, St. Martin Parish, St. Mary Parish, St. Tammany Parish, Tangipahoa Parish, Tensas Parish, Terrebonne Parish, Union Parish, Vermilion Parish, Vernon Parish, Washington Parish, Webster Parish, West Baton Rouge Parish, West Carroll Parish, West Feliciana Parish, and Winn Parish.

Grantee recognizes that from time to time, the Company’s business may expand to other parishes within Louisiana and/or other counties or municipalities in other states and Grantee agrees that the Company may amend Exhibit B and append it to this Agreement with the same force and effect as the original Exhibit B. The Company will provide Grantee with any and all amendments. Grantee and Company acknowledge and agree that the Company does business in, or seeks to do business in, all of the parishes contained in Exhibit B. Grantee agrees that if the Company provides Grantee with an amendment to Exhibit B that it will represent as fact that the Company does business in, or seeks to do business in, all of the geographical areas identified in such an exhibit unless the Grantee provides the Company with written notice disputing that fact within seven days of his receipt of the amendment.

RESTRICTED TERRITORY FOR GRANTEES EMPLOYED IN NEBRASKA

If the Grantee is employed in Nebraska, the Restricted Territory (as defined in the Agreement) shall be limited to 100 miles from the location where the Grantee performs their duties for the Company.
•
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